PRESS RELEASE


FOR IMMEDIATE RELEASE:             CONTACT:

CompX International Inc.           Joseph S. Compofelice
200 Old Mill Road                  Chief Executive Officer
Mauldin, South Carolina  29662     (281) 423-3303



                  COMPX ELECTS ANN MANIX TO BOARD OF DIRECTORS


     MAULDIN, SOUTH CAROLINA ... July 7, 1998 ... Joseph S. Compofelice, Chairman and Chief Executive Officer of CompX International Inc. (NYSE:CIX) today announced the election of Ann Manix, Managing Partner of Ducker Research Corporation of Detroit, Michigan to the corporation's board of directors.

     "We are pleased to welcome Ann Manix to the CompX board of directors. Her experience in operations and marketing as well as public board experience is a valuable asset to our company," Mr. Compofelice said.

     Ms. Manix has previously served as the CEO of Hallen Company, a producer of high end retail products; Product Manager for the former Cameron Iron Works; and a member of the board of Baroid Corporation from 1990 to 1994. Ms. Manix is currently a member of the board of General Housewares Corporation (NYSE:GHW).

     With this election, the size of the CompX International Inc. board is increased from six to seven members.

     CompX is a leading manufacturer of ergonomic computer support systems, precision ball bearing slides and locking systems.


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